Filed Pursuant to Rule 424(b)(3)
Registration No. 333-189568

PROSPECTUS ADDENDUM

(To Prospectus Supplement dated June 25, 2013 and

the accompanying Prospectus dated June 25, 2013)

THE BANK OF NEW YORK MELLON CORPORATION

Senior Medium-Term Notes Series G

Senior Subordinated Medium-Term Notes Series H

Due Nine Months or More from Date of Issue

The Bank of New York Mellon Corporation (the “Company”), BNY Mellon Capital Markets, LLC or any other affiliate controlled by the Company may use this prospectus addendum, the accompanying prospectus supplement dated June 25, 2013, relating to Senior Medium-Term Notes Series G and Senior Subordinated Medium-Term Notes Series H (collectively, the “Notes”) and the accompanying prospectus dated June 25, 2013, in market-making transactions involving Notes that were originally issued under: the Company’s prospectus supplement for the Notes dated August 6, 2010, and prospectus dated June 28, 2010; the Company’s prospectus supplement for the Notes dated July 2, 2007, and prospectus dated July 2, 2007; or the prospectus supplement of The Bank of New York Company, Inc., a predecessor of the Company, for the Notes dated June 15, 2006, and the prospectus of The Bank of New York Company, Inc. dated June 5, 2006. We refer below to such earlier prospectus supplements as the “earlier prospectus supplements” and such earlier prospectuses as the “earlier prospectuses”.

When this prospectus addendum, the accompanying prospectus supplement dated June 25, 2013, relating to the Notes and the accompanying prospectus dated June 25, 2013, are used in connection with a market-making transaction, you should note that the accompanying prospectus supplement dated June 25, 2013, relating to the Notes supersedes the earlier prospectus supplements, and the accompanying prospectus dated June 25, 2013, supersedes the earlier prospectuses.

You should read the terms of the accompanying prospectus supplement or pricing supplement, which describes the specific terms of the offered Notes, together with the accompanying prospectus supplement dated June 25, 2013, relating to the Notes, and the accompanying prospectus dated June 25, 2013. When you read the prospectus supplement or pricing supplement with the specific terms of the offered Notes, please note that all references in it to the applicable earlier prospectus supplement should instead refer to the accompanying prospectus supplement dated June 25, 2013, relating to the Notes, and all references in it to the applicable earlier prospectus should instead refer to the accompanying prospectus dated June 25, 2013.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

BNY Mellon Capital Markets, LLC

Prospectus Addendum dated June 25, 2013